UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	July 13, 2016

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective July 13, 2016, AmTrust Financial Services, Inc. (the “Company”) entered into Amendment No. 6 (“Amendment”) to its Credit Agreement dated September 12, 2014, with JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and SunTrust Bank, as Co-Syndication Agents, Lloyds Bank PLC and Associated Bank, as Co-Documentation Agents, and the various lending institutions party thereto (as amended from time to time, the “Credit Agreement”).

The Amendment (1) revises the consolidated fixed charge coverage ratio definition to (a) include service and fee revenue generated by the Company and its subsidiaries in the income available to cover fixed charges, and (b) exclude interest expense related to the Company’s permitted non-recourse secured debt from the interest charges; and (2) expands the restrictive covenant related to repurchase by the Company of shares of its outstanding common stock to permit the Company to increase the amount allowable for repurchase by 50% of any net proceeds the Company receives from sales of its common stock after the date of the Amendment so long as the aggregate amount of repurchases during any fiscal year does not exceed $300 million. The increased repurchase amount is in addition to the $300 million aggregate amount of shares the Company is already permitted to repurchase during the term of the Credit Agreement.

Certain of the lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1
Amendment No. 6, dated July 13, 2016, to the Credit Agreement, dated September 12, 2014, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the various lending institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	July 15, 2016

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary